UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a solicitation statement and an accompanying WHITE request card to be used to solicit requests from shareholders of Darden Restaurants, Inc. (the "Company") to call a special meeting of shareholders to approve a non-binding resolution urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

On April 22, 2014, Starboard Value LP issued the following press release.

STARBOARD DELIVERS WRITTEN REQUESTS TO CALL A SPECIAL MEETING FROM HOLDERS OF MORE THAN 55% OF DARDEN’S OUTSTANDING SHARES

Starboard Gratified by the Strong Show of Shareholder Support for the Special Meeting Ahead of the Goal Date for Submissions

Urges the Company to Hold the Special Meeting Promptly without Unnecessary Delay

Cautions Company Not to Seek to Complete a Red Lobster Separation Prior to the Special Meeting

New York –April 22, 2014– Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”) (NYSE: DRI), with ownership of approximately 5.5% of the outstanding common stock of the Company, announced today that it has delivered by letter to Darden written requests from the holders of more than 55% of the Company’s outstanding common stock to call a special meeting of shareholders (the “Special Meeting”).  At the Special Meeting, Starboard will present a non-binding resolution urging the Board of Directors of Darden (the “Board”) not to approve any agreement or proposed transaction involving a Red Lobster separation or spin-off (the “Red Lobster Separation”) prior to the 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) unless such agreement or transaction would require shareholder approval.

Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, stated, “We are pleased that more than 55% of Darden’s outstanding shares have consented to call the Special Meeting ahead of the April 24th goal date. We have met the required threshold needed to call the Special Meeting. We understand that by delivering the consents ahead of the goal date, certain shareholders may not yet have had the chance to consent. However, we have chosen to deliver the consents to Darden now in order to ensure that the Special Meeting is held as soon as possible and that Darden receives the strong and clear message that shareholders want a say on any transaction to separate Red Lobster.”

Added Smith, “Over the past several months, we have detailed in numerous letters and presentations why we believe the proposed Red Lobster Separation is the wrong spin-off, at the wrong time, for the wrong reasons.  We are proud of the strong support from our fellow shareholders during the solicitation process and recognize that shareholders have taken action to demand that their voices be heard at a Special Meeting.  Shareholders fully deserve the opportunity that a Special Meeting will provide to allow for a fulsome debate as to the merit, or lack thereof, of a potential Red Lobster Separation.  This show of support from a majority of the Company's shareholders is powerful - the Board should make sure that it begins to listen to the true owners of the Company.  We believe it is incumbent upon the current Board to embrace the clear will of Darden shareholders and promptly schedule the Special Meeting so that shareholders can express their views on the Red Lobster Separation through an open and transparent process.  We are hopeful that Darden will take a step back and do the right thing by not seeking to complete any Red Lobster Separation prior to the Special Meeting."

The full text of the letter that Starboard delivered to Darden together with the written requests follows:

April 22, 2014
Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837
Attn:      Teresa M. Sebastian
Senior Vice President, General Counsel and Secretary

Re:	Starboard Value LP Written Request Solicitation of Darden Restaurants, Inc. Shareholders

Dear Ms. Sebastian:

Starboard Value LP, a Delaware limited liability company (“Starboard”), with a business address of 830 Third Avenue, 3rd Floor, New York, NY 10022, hereby delivers to  you, the Corporate Secretary of Darden Restaurants, Inc., a Florida corporation (“Darden” or the “Company”), written requests to call a special meeting of the Company’s shareholders (the “Special Meeting”) pursuant to Section 607.0702 of the Florida Business Corporations Act (the “FBCA”) and  Article XI of Darden’s Articles of Incorporation, as amended (the “Charter”).  Such written requests are signed by shareholders of not less than 50% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, as required by the FBCA and Charter.

As you can see below, Starboard has received the support of shareholders representing approximately 55.5% of the outstanding shares of Common Stock to request that the Company call the Special Meeting for the following purpose:

to approve a non-binding resolution urging the Board of Directors of the Company (the “Board”)not to approve any agreement or proposed transaction involving a separation or spin-off of theCompany’s Red Lobster business prior to the 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) unless such agreement or transaction would require shareholder approval.

The written requests are from the holders of 73,233,321 shares of Common Stock (the “Shares”) as of the March 20, 2014 record date (the “Record Date”), and represent 55.5% of the outstanding shares of Common Stock as of the Record Date.  As Darden clearly acknowledged in its Revocation Statement, “the Company must call a special meeting of shareholders upon the written, valid requests of the holders of not less than 50% of all the votes entitled to be cast on the issue proposed to be considered at the proposed special meeting.” Starboard is hereby delivering valid requests of the holders of over 50% of all the votes entitled to be cast and we therefore expect the Company to call the Special Meeting without delay.

This strong show of shareholder support unequivocally demonstrates that shareholders demand the opportunity to exercise their right to call the Special Meeting and to have their voices heard promptly on the Company’s proposed separation of Red Lobster (the “Red Lobster Separation”).   We have received and are therefore delivering the requisite written requests ahead of our April 24, 2014 goal date.  Shareholders understand the urgency of the situation involving the Red Lobster Separation and we fully expect the Special Meeting to be called without any unnecessary delay.

Starboard therefore urges the Company to take the necessary steps to provide notice to shareholders of the Special Meeting immediately in accordance with the Section 607.0705 of the FBCA and Charter.

While we understand that the Company has some discretion in establishing the date, time, place and record date for the Special Meeting, we caution the Company not to attempt to delay the Special Meeting to the outer time limits provided under the FBCA and Bylaws. Starboard, as well as, we believe, all the shareholders who have joined us in requesting the Special Meeting, would view any such intentional delay as yet another in the growing list of shareholder-unfriendly actions that this Board has taken.    Starboard is hopeful that the Company will respect the clear will of its shareholders by calling the Special Meeting immediately so that shareholders can discuss this critical issue before it is too late.

To be even more clear, if the Company has not provided notice to shareholders of the Special Meeting by Tuesday, May 6, 2014 for a Special Meeting to be held within sixty (60) days of such date, then we will have no choice but to conclude that the Company does not have a good-faith intent to call the Special Meeting in a timely manner.

Although the Red Lobster Proposal is non-binding and would not legally prevent the Company from proceeding with the proposed separation, Starboard does not believe that the Board would sanction proceeding with the Red Lobster Separation in direct opposition to a clear shareholder directive. The Board moving forward with the Red Lobster Separation despite clear concerns of shareholders, we believe, would be an egregious violation of good corporate governance. We remind you that the Company stated in its Revocation Statement that “if a special meeting is called and Starboard’s proposed resolution is presented to shareholders, serious consideration will be given to the results of the meeting and any other shareholder feedback received by the Company.”

We appreciate that the Company has acknowledged the influence of a shareholder vote and hope that the Company similarly respects the will of shareholders evidenced by the delivery of the written requests and promptly calls the Special Meeting.  If shareholders support Starboard’s resolution at the Special Meeting, we believe it would be incumbent upon the Board not to proceed with the Red Lobster Separation without shareholder approval.

While we hope that it will not be necessary, Starboard hereby reserves its right to take any actions permissible under Florida law to compel the Company to call the Special Meeting, as necessary.

The enclosed materials, which are attached hereto as Exhibit A, include:

1.	A Written Request executed by Broadridge Financial Solutions, Inc. on behalf of its clients, representing 72,845,142 Shares.
2.	A Written Request executed by Morgan Stanley & Co. Incorporated, DTC participant 50, representing 59,249 Shares.
3.	A Written Request executed by Mediant Communications, representing 63,952 Shares.
4.	Written consents executed by Registered Shareholders, representing 264,977 Shares.

The Depository Trust Company has reported that on March 20, 2014, they held 128,205,307 shares of Darden Restaurants Inc. on behalf of their clients.  According to the Company’s Revocation Statement in connection with the Special Meeting, as of the Record Date, there were 131,960,633 outstanding shares of Common Stock.

Please acknowledge your receipt of this letter and the enclosed written requests by signing and date-stamping the attached copy of this letter and returning it in the postage paid envelope provided.

Very truly yours,

Jeffrey C. Smith
Managing Member
Starboard Value LP

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein ("Starboard"), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to solicit votes from shareholders of Darden Restaurants, Inc. (the "Company") to approve a non-binding resolution at the special meeting of the Company urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

STARBOARD ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Leaders Delta LLC ("Delta LLC"), Starboard Leaders Fund LP ("Leaders Fund"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Starboard Value A LP ("Starboard A LP"), Starboard Value A GP LLC ("Starboard A GP"), Starboard Value R LP ("Starboard R LP"), Starboard Value R GP LLC ("Starboard R GP"),  Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock and Craig S. Miller.

As of the date hereof, Starboard V&O Fund directly owns 1,161,790 shares of common stock, no par value of the Company (the "Common Stock").  As of the date hereof, Starboard S LLC directly owns 281,286 shares of Common Stock.  As of the date hereof, Starboard C LP directly owns 172,625 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 172,625 shares owned by Starboard C LP.  Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 172,625 shares owned by Starboard C LP.  As of the date hereof, Delta LLC directly owns 1,272,025 shares of Common Stock.  Leaders Fund, as a member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  Starboard A LP, as the general partner of Leaders Fund and the managing member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  As of the date hereof, Starboard Value LP beneficially owns 7,250,000 shares of Common Stock, consisting of shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP and Delta LLC, and 4,362,274 shares of Common Stock held in the Starboard Value LP Accounts.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith, Feld and Mitchell, each as a member of Principal GP and as a member of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to be the beneficial owner of the aggregate of 7,250,000 shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Delta LLC and held in the Starboard Value LP Accounts.  .  As of the date hereof, Mr. Blum directly owns 1,000 shares of Common Stock.  As of the date hereof, Mr. Sonsteby directly owns 1,500 shares of Common Stock.  As of the date hereof, Mr. Mock directly owns 1,318 shares of Common Stock.  As of the date hereof, Mr. Miller directly owns 1,000 shares of Common Stock.